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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2002

SURG II, INC.
(Exact Name of registrant as specified in its chapter)

Minnesota	0-16686	58-1486040

(State or other jurisdiction	(Commission File Number)	(IRS employer Identification No.)
of Incorporation)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402
(Address of principal executive offices & Zip Code)

(612) 333-0614
Registrant’s telephone number, including area code

825 Southgate Office Plaza, 5001 West 80th Street, Bloomington, Minnesota 55437
(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     On May 30, 2002, Metalclad Corporation, a Delaware corporation (“Metalclad”) acquired 145,000,000 shares of the authorized but previously unissued common stock of Surg II, Inc. for $3,000,000 in cash. In addition, on May 30, 2002, 7,220,000 shares of the common stock of Surg II, Inc. were issued to various persons as follows: 3,200,000 shares were issued to Series A preferred stock holders upon the conversion of 1,600,000 outstanding shares of preferred stock into common stock on a two for one basis; 1,020,000 shares were issued to various warrant holders upon their conversion of warrants for the same number of shares into common stock; 1,000,000 shares were issued to two other persons who were officers and members of the Board of Directors of Surg II, Inc.; and 2,000,000 shares were issued to various creditors and consultants.

     After all of the 152,220,000 shares referred to above were issued, Metalclad owned approximately 90.6% of the 159,667,085 outstanding shares of Surg II, Inc. The source of the $3,000,000 used to acquire the 145,000,000 shares of Surg II, Inc. came out of Metalclad’s working capital.

     Between May 20 and May 30, 2002, all members of the board of directors of Surg II, Inc., and all officers of Surg II, Inc., resigned their respective positions with Surg II, Inc., and on May 30, 2002, Kenneth W. Brimmer was elected as a director and chief executive officer of Surg II, Inc., and Brian D. Niebur was elected as a director and the chief financial officer of Surg II, Inc.

     Kenneth W. Brimmer, age 46, was the chief executive officer and chief financial officer of Active IQ Technologies, Inc. from March, 2000 until December, 2001, and continues to act as its chairman of the board of directors. Active IQ Technologies, Inc., which is headquartered in Minnetonka, Minnesota, is engaged in providing accounting and financial management software and services, as well as other software and e-business solutions, to small and medium sized companies, and is listed on the NASDAQ System under the symbol AIQT. Until April, 2000, Mr. Brimmer was an executive officer of Rainforest Cafe, Inc., which had offices in Hopkins, Minnesota, serving as its treasurer from 1995, and its president from April, 1997. Rainforest Cafe, Inc. was the owner and operator of the “Rainforest Cafe” restaurants located throughout the United States and in several foreign countries. From 1990 until 1997, Mr. Brimmer was also engaged in an executive position with Grand Casino, Inc., in Minneapolis, Minnesota, which primarily owned or managed gaming casinos in Minnesota, Mississippi and Louisiana. Mr. Brimmer is currently a member and the chairman of the board of directors of each of Sterion Incorporated, Metalclad and Hypertension Diagnostics, Inc.

     Brian D. Niebur, age 39, has been employed part time by Metalclad as its treasurer and chief financial officer since February 13, 2002. Mr. Niebur is a certified public accountant, and since July, 2000, has acted as a vice president and controller for Wyncrest Capital, Inc. in Minneapolis, Minnesota, a privately held venture capital firm. Mr. Niebur’s primary duties for Wyncrest Capital, Inc. are to act as chief financial officer for Marix Technologies, Inc., a development stage software company in which Wyncrest Capital, Inc. has made an equity investment. From August, 1997 until July, 2000, Mr. Niebur was the controller for Vital Images, Inc., a developer and marketer of medical visualization and analysis software, in Plymouth, Minnesota. Mr. Niebur was the vice president and controller of IVI Publishing, Inc. in Eden Prairie, Minnesota, from

September, 1993 until August, 1997. IVI Publishing, Inc. was an electronic publisher of health and medical information.

Dated: June 6, 2002	SURG II, INC.

By: /s/ Kenneth W. Brimmer

Kenneth W. Brimmer
Its President and Chief Executive Officer